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                                    EXHIBIT A

                                 SCHEDULE 13G/A
                             JOINT FILING AGREEMENT

         This agreement is dated as of February 14, 2001, by and between J. Ernest Talley, an individual ("Mr. Talley") and the Talley 1999 Trust, a trust organized under the laws of the State of Texas (the "Trust").

         WHEREAS, pursuant to paragraph (k)(1) of Rule 13d-1 promulgated under
Section 13d(1) of the Securities Exchange Act of 1934, as amended (the "Act"), the parties hereto have decided to satisfy their filing obligations under the Act by a single joint filing;

         NOW, THEREFORE, the undersigned do hereby agree as follows:

         1. The Schedule 13G/A ("Schedule 13G/A") with respect to Rent-A-Center, Inc., a Delaware corporation to which this is attached as Exhibit A is filed on behalf of Mr. Talley and the Trust. The Trust hereby authorizes Mr. Talley to file the Schedule 13G/A on its behalf.

         2. Each of Mr. Talley and the Trust is responsible for the completeness and accuracy of the information concerning such person or entity contained therein; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person or entity making such filing.

         IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first written above.

                                             Talley 1999 Trust

                                             /s/ J. Ernest Talley
                                             -----------------------------------
                                             Name: J. Ernest Talley
                                             Title: Trustee

                                             /s/ J. Ernest Talley
                                             -----------------------------------
                                             J. Ernest Talley